As filed with the Securities and Exchange Commission on September 11, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EAST WEST BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4703316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Douglas P. Krause, Esq.

Executive Vice President and General Counsel

East West Bancorp, Inc.

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Gordon M. Bava, Esq.

Manatt Phelps & Phillips LLP

11355 W. Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

Fax: (310) 312-4224

Approximate Date of Commencement of Proposed Sale to the Public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock	5,000,000	(1)	$8.96	(2)	$44,800,000	(2)	$2,500

(1)	This amount represents shares to be offered by the selling stockholders from time to time after the effective date of this registration statement at prevailing market prices at time of sale. Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 based upon the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on September 8, 2009.

PROSPECTUS

5,000,000 Shares

Common Stock

This prospectus relates to the potential resale from time to time by selling stockholders of some or all of the shares of our common stock. The common stock was originally issued by us to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The selling stockholders may offer the common stock from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock trades on the NASDAQ Global Select Market under the symbol “EWBC”. On September 8, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $8.98 per share. You are urged to obtain current market quotations of the common stock.

Our principal executive offices are located at 135 North Los Robles Avenue, 7th Floor, Pasadena, California 91101, and our telephone number is (626) 768-6000.

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our common stock.

The shares of common stock offered hereby are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

In this prospectus, “East West,” “we,” “our,” “ours,” and “us” refer to East West Bancorp, Inc., which is a bank holding company headquartered in Pasadena, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “East West Bank” or the “Bank” means East West Bank, a California state-chartered bank, which is our bank subsidiary.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Common Stock. You should read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

East West Bancorp, Inc.

East West Bancorp, Inc. is a bank holding company and financial holding company incorporated in Delaware on August 26, 1998 and registered under the Bank Holding Company Act of 1956, as amended. The Company commenced business on December 30, 1998 when, pursuant to a reorganization, it acquired all of the voting stock of East West Bank, the Company’s principal asset. In addition to the Bank, the Company has ten other subsidiaries, namely East West Insurance Services, Inc., East West Capital Trust I, East West Capital Trust II, East West Capital Statutory Trust III, East West Capital Trust IV, East West Capital Trust V, East West Capital Trust VI, East West Capital Trust VII, East West Capital Trust VIII, and East West Capital Trust IX.

East West Bank was chartered in June 1972, as the first federally chartered savings institution focused primarily on the Chinese-American community, and opened for business at its first office in the Chinatown district of Los Angeles in January 1973. From 1973 until the early 1990’s, the Bank conducted a traditional savings and loan business by making predominantly long-term, single family residential and commercial and multifamily real estate loans. The Bank has emphasized commercial lending since its conversion to a state-chartered commercial bank, subject to the supervision of the California Department of Financial Institutions (the “DFI”), on July 31, 1995. The Bank now also provides loans for commercial, construction, and residential real estate projects and for the financing of international trade for companies in California. The Bank is one of the largest banks in the United States that focuses on the Chinese-American community.

East West Bank has 69 branches in California located in the following counties: Los Angeles, Orange, San Bernardino, San Francisco, San Mateo, Santa Clara and Alameda. Additionally, the Bank has one branch in Houston, Texas. The Bank currently also has a branch in Hong Kong, and two representative offices in China, one located in Beijing and the other in Shanghai. At June 30, 2009, the Bank had total assets of $12.7 billion, total deposits of $8.7 billion and stockholders’ equity of $1.5 billion.

Our common stock is traded on the Nasdaq Global Select Market under the ticker symbol “EWBC”. Our principal executive office is located at 135 North Los Robles Ave., 7th Floor, Pasadena, California, 91101, telephone number: (626) 768-6000.

The Offering

Issuer	East West Bancorp, Inc., a Delaware corporation.

Seller	One or more selling stockholders, see “Selling Stockholders.” We are not selling any of the securities.

Common Shares Offered	5,000,000 shares of common stock, par value $0.001 (the “Common Stock”)

Use of Proceeds	We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered under this prospectus. See “Use of Proceeds.”

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Common Stock, see “Risk Factors” beginning on page 4 of this prospectus.

NASDAQ Symbol	EWBC.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including statements made in our most recent Annual Report on Form 10-K, as updated by our subsequently filed Quarterly Report on Form 10-Q and our Current Reports on Form 8-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	changes in our borrowers’ performance on loans;

•	changes in the commercial and consumer real estate markets;

•	changes in our costs of operation, compliance and expansion;

•	changes in the economy, including inflation;

•	changes in government interest rate policies;

•	changes in laws or the regulatory environment;

•	changes in critical accounting policies and judgments;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies;

•	changes in the equity and debt securities markets;

•	changes in competitive pressures on financial institutions;

•	effect of additional provision for loan losses;

•	effect of any goodwill impairment;

•	fluctuations of our stock price;

•	success and timing of our business strategies;

•	impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity;

•	changes in our ability to receive dividends from our subsidiaries; and

•	political developments, wars or other hostilities that may disrupt or increase volatility in securities or otherwise affect economic conditions.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.eastwestbank.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 3, 2009 (as amended on March 3 and March 6, 2009) including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2009;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2008 filed on May 11, 2009 and for the fiscal quarter ended June 30, 2009 filed on August 10, 2009;

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Our Current Reports on Form 8-K filed with the SEC on April 8, 2009, May 1, 2009, July 1, 2009 and July 24, 2009, and two Current Reports on Form 8-K filed on July 17, 2009 (except to the extent the information contained therein is deemed “furnished”), and three Current Reports on Form 8-K filed on July 20, 2009;

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The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on October 2, 1998, including any subsequently filed amendments and reports updating such description.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, www.eastwestbank.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Irene Oh

Investor Relations

East West Bancorp, Inc.

135 North Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling stockholders.

DIVIDEND POLICY

Holders of common stock are entitled to dividends as and when declared by our board of directors out of funds legally available for the payment of dividends. Although we have historically paid cash dividends on our common stock, we are not required to do so. Commencing with first quarter 2009 dividends, our board of directors reduced our common stock dividend to $0.02 per share, relative to our previous quarterly dividend rate of $0.10 per share. In the second quarter of 2009, our board of directors further reduced the common stock dividend to $0.01 per share. The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. Substantially all of the revenues of the Company available for payment of dividends derive from amounts paid to it by the Bank. As a result of losses we reported for the year ended December 31, 2008, we are required, under the Federal Reserve’s November 14, 1985, Policy Statement on the Payment of Cash Dividends relating to when earnings are at a loss, to obtain the approval of the Federal Reserve before we receive or the Bank pays dividends to us. In this regard, we also expect to seek the prior approval of the Federal Reserve prior to declaring or paying any dividends on our outstanding equity securities. Compliance with the standards set forth in Federal Reserve’s guidelines could limit the amount of dividends that we and our affiliates may pay in the future.

Our ability to pay dividends on our common stock is also limited by the terms of our Series A preferred stock, Series B preferred stock, and trust preferred securities issued by our subsidiaries East West Capital Trust I, East West Capital Trust II, East West Capital Statutory Trust III, East West Capital Trust IV, East West Capital Trust V, East West Capital Trust VI, East West Capital Trust VII and East West Capital Trust VIII. These securities are collectively referred to herein as “Trust Preferred Securities.” Payments to investors in respect of the Trust Preferred Securities are funded by distributions on certain series of securities issued by us, with similar terms to the relevant series of Trust Preferred Securities, which we refer to as the “Junior Subordinated Securities.” If we are not current in our payment of dividends on our Series A preferred stock or our Series B preferred stock or in our payment of interest on our Subordinated Securities or our Junior Subordinated Securities, we may not pay dividends on our common stock. We expect to seek the prior approval of the Federal Reserve prior to declaring or paying any dividends or our Series A Preferred Stock or Series B Preferred Stock, and prior to paying any interest on our Junior Subordinated Securities.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary does not describe every aspect of our capital stock and is therefore qualified in its entirety by reference to “Description of Common Stock” and “Description of Preferred Stock” in the accompanying prospectus, as well as to the relevant sections of our certificate of incorporation, as amended, including the certificates of designations creating each series of our preferred stock.

As used in this section, the terms the “us,” “we” or “our” refer to East West Bancorp, Inc. and not any of its subsidiaries.

General

Our certificate of incorporation, as amended, authorizes the issuance of up to 205,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 200,000,000 shares of common stock.

Preferred Stock

As of September 9, 2009, 392,287 shares of our preferred stock were issued and outstanding, consisting of Series A preferred shares and Series B preferred shares.

Series A Preferred Stock

In April 2008, we issued 200,000 shares of 8% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, with a liquidation preference of $1,000 per share. As of September 9, 2009, there are 85,741 shares of Series A preferred stock outstanding. We received $194.1 million of additional Tier 1 qualifying capital, after deducting underwriting discounts, commissions and offering expenses. The holders of the Series A preferred shares have the right at any time to convert each share of Series A preferred shares into 64.9942 shares of our common stock, plus cash in lieu of fractional shares. This represents an initial conversion price of approximately $15.39 per share of common stock or a 22.5% conversion premium based on the closing price of the Company’s common stock on April 23, 2009 of $12.56 per share. On or after May 1, 2013, the Company will have the right, under certain circumstances, to cause the Series A preferred shares to be converted into shares of the Company’s common stock. Dividends on the Series A preferred shares, if declared, will accrue and be payable quarterly in arrears at a rate per annum equal to 8% on the liquidation preference of $1,000 per share, on February 15, May 15, August 15 and November 15 of each year. The proceeds from this offering were used to augment the our liquidity and capital positions and reduce our borrowings.

Series B Preferred Stock

On December 5, 2008, we issued 306,546 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share, which are the shares that remain outstanding as of September 9, 2009. We received $306.5 million of additional Tier 1 qualifying capital from the U.S. Treasury by participating in the U.S. Treasury’s Capital Purchase Program (“TCPP”). The Series B preferred shares will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the investment date and thereafter at a rate of 9% per annum. The Series B preferred shares are transferable by the U.S. Treasury at any time. Subject to the approval of the Federal Reserve, the Series B preferred shares are redeemable by us at our option of the Company at 100% of liquidation preference (plus any accrued and unpaid dividends), provided, however, that the Series B preferred shares may be redeemed prior to the first dividend payment date falling after the third anniversary of the Closing Date (February 15, 2012) only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Stock Purchase Agreement) in excess of $76,636,500, and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings.

This offering would constitute a Qualified Equity Offering for purposes of the Stock Purchase Agreement.

In connection with the Series B preferred shares offering, we also issued warrants with an initial price of $15.15 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 5, 2018. The U.S. Treasury may not transfer a portion of the warrant with respect to more than one-half of the original number of shares of common stock until the earlier of the successful completion of an offering of replacement Tier 1 capital of at least $306.5 million and December 31, 2009. The warrants, and all rights under the warrants, are otherwise transferable.

Common Stock

As of September 9, 2009, 91,696,427 shares of common stock were issued and outstanding. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS

General

The following discussion is a summary of certain provisions of California and federal law and regulations and Delaware corporate law, as well as our certificate of incorporation and bylaws, which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to our certificate of incorporation and bylaws. See “Where You Can Find More Information” to learn how to obtain a copy of these documents.

Business Combinations

Our certificate of incorporation requires the approval of the holders of (i) at least two-thirds of our outstanding shares of voting stock and (ii) a majority of our outstanding shares of voting stock other than shares held by an “Interested Stockholder” (as defined therein) and our affiliates or associates to approve certain “Business Combinations” (as defined therein) involving an “Interested Stockholder” (as defined therein), except in cases where the proposed transaction has been approved in advance by two-thirds of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the person became an Interested Stockholder.

The term “Interested Stockholder” is defined to include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined therein), beneficially owns in the aggregate ten percent (10%) or more of the outstanding shares of voting stock of us, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity. This provision of our certificate of incorporation applies to any “Business Combination,” which is defined to include: (i) any merger or consolidation of us or any of our subsidiaries with or into any Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or in a series of related transactions) to any Interested Stockholder of assets of us or any subsidiary having a fair market value of $1 million or more; (iii) the adoption of any plan or proposal for the liquidation or dissolution of us proposed by or on behalf of any Interest Stockholder or any Associate or Affiliate thereof; and (iv) any reclassification of securities (including any reverse stock split) or recapitalization, or any merger or consolidation of us with any of our subsidiaries or any similar transaction, which has the effect of increasing the percentage of our outstanding shares which are directly or indirectly owned by an Interested Stockholder or any Associate or Affiliate thereof.

Under Delaware law, absent this provision, business combinations, including mergers, consolidations, and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of our common stock and any other affected class of stock. The Increased Stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

As a Delaware corporation we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: (a) prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 662/3% of its outstanding voting stock which is not owned by the interested stockholder. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

California and Federal Banking Law

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of us if such person, directly or indirectly, has the power (i) to vote 25% or more of our voting power or (ii) to direct or cause the direction of the management and policies of us. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the common stock would be presumed to control us.

SELLING STOCKHOLDERS

On July 14, 2009, we issued in a private placement the 5,000,000 shares of common stock covered by this prospectus to Chiang Hsia-Chen and to Chiang Li-Chen at a price of $5.50 per share. We received gross proceeds of approximately $27.5 million which will be used for general corporate purposes. We agreed to file a registration statement covering the resale of common stock issued in the private placement and Chiang Hsia-Chen and Chiang Li-Chen each agreed not to sell any of the common stock prior to October 21, 2009, which we refer to as the Restriction Date, without our prior written consent. We are registering the shares on a Registration Statement on Form S-3, of which this prospectus forms a part. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time after the Restriction Date pursuant to this prospectus or a supplement to this prospectus.

The following sets forth information known to us, regarding the beneficial ownership of common stock of the selling stockholders:

•

Chiang Hsia-Chen owned 2,400,000 number of shares of common stock as of September 9, 2009, which represents 2.6% of our outstanding common stock. She is offering all of these 2,400,000 shares of common stock under this prospectus and, assuming she sells all such securities, will not own any shares of our common stock following this offering.

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Chiang Li-Chen owned 2,600,000 number of shares of common stock as of September 9, 2009, which represents 2.8% of our outstanding common stock. She is offering 2,600,000 shares of common stock under this prospectus and, assuming she sells all such securities, will not own any shares of our common stock following this offering.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common stock. To our knowledge, the selling stockholder each have sole voting and investment power with respect to the common stock they own.

We do not know when or in what amounts the selling stockholders may offer the common stock for sale. The selling stockholders might not sell any or all of the common stock offered by this prospectus. Because the selling stockholders may offer all or some of the common stock pursuant to this offering, and because currently no sale of any of the common stock is subject to any agreements, arrangements or understandings, other than with respect to the Restriction Date, we cannot estimate the number of the securities that will be held by the selling stockholders after completion of the offering.

Prior to their purchase of the 5,000,000 shares of common stock, the selling stockholders were deposit customers of East West Bank. Information about the selling stockholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any shares of common stock that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell short the common stock and deliver common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock is registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the common stock pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of common stock is made, if required, a prospectus supplement will set forth the number of shares offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus.

LEGAL MATTERS

The validity of the common stock and certain other legal matters relating to the offering will be passed upon for us by Douglas P. Krause, General Counsel of East West Bancorp, Inc. Mr.  Krause holds shares of our common stock and options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$2,500
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,000

Total Expenses	$42,500

Item 15. Indemnification of Directors and Officers.

East West Bancorp, Inc. is incorporated under the Delaware General Corporation Law (DGCL). Section 102 of the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial determination that such person is fairly and reasonably entitled to indemnity to the corporation and to its creditors in the event of its dissolution or insolvency at any time within 6 years after paying such unlawful dividend if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable to the corporation and to its creditors for such actions in the event of the corporation’s dissolution or insolvency at any time within 6 years after paying such unlawful dividend, stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

East West Bancorp, Inc.’s Certificate of Incorporation provides that it shall indemnify to the maximum extent permitted by law its directors and executive officers. East West Bancorp, Inc. may pay in advance any expenses (including attorney’s fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that the person is not entitled to indemnification. The indemnification and advance payment shall continue as to a person who has ceased to be a director or executive officer and shall inure to the person’s heirs, executors and administrators. East West Bancorp, Inc. may purchase and maintain insurance on behalf of any person who is or was a director or executive officer, against any liability asserted against the person and incurred by the person in any such position, or arising out of the person’s status as such.

East West Bancorp, Inc.’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or executive officer of East West Bancorp, Inc., shall be indemnified and held harmless by East West Bancorp, Inc. to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorney’s fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to executors and administrators. If a claim is not paid in full by East West Bancorp, Inc., within thirty days after a written claim has been received, the claimant may at any time thereafter bring suit against East West Bancorp, Inc. to recover the unpaid amount of the claim.

Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of General Counsel of the Registrant *

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California, on September 11, 2009.

EAST WEST BANCORP, INC.

By:	/S/ DOUGLAS P. KRAUSE
Douglas P. Krause
Executive Vice President and General Counsel

Power of Attorney and Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of East West Bancorp, Inc. whose signature appears below hereby appoints Thomas J. Tolda and Douglas Krause, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable East West Bancorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

By:	/S/ DOMINIC NG	By:	/S/ THOMAS J. TOLDA
Name:	Dominic Ng	Name:	Thomas J. Tolda
Title:	Chairman of the Board, President, Chairman, and Chief Executive Officer, (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date:	September 11, 2009	Date:	September 11, 2009

	/S/ PEGGY T. CHERNG		/S/ RUDOLPH I. ESTRADA
Name:	Peggy T. Cherng	Name:	Rudolph I. Estrada
Title:	Director	Title:	Director

Date:	September 11, 2009	Date:	September 11, 2009

	/S/ JULIA GOUW		/S/ ANDREW S. KANE
Name:	Julia Gouw	Name:	Andrew S. Kane
Title:	Director	Title:	Director

Date:	September 11, 2009	Date:	September 11, 2009

	/S/ JOHN LEE		/S/ HERMAN Y. LI
Name:	John Lee	Name:	Herman Y. Li
Title:	Director	Title:	Director

Date:	September 11, 2009	Date:	September 11, 2009

	/S/ JACK C. LIU		/S/ KEITH W. RENKER
Name:	Jack C. Liu	Name:	Keith W. Renken
Title:	Director	Title:	Director

Date:	September 11, 2009	Date:	September 11, 2009

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of General Counsel of the Registrant *

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement)

*	Filed herewith.